CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Quest for Value Funds:

We consent to the use of our report dated December 26, 2013, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Global Allocation Fund (a series of Oppenheimer Quest for Value Funds) and Subsidiary, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

February 24, 2014